                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                             HOME PROPERTIES REPORTS
                           FIRST QUARTER 2004 RESULTS
            FFO Per Share Exceeds Wall Street Mean Estimate by $0.01

ROCHESTER,  NY,  April 30,  2004 - Home  Properties  (NYSE:HME)  today  released financial  results for the first quarter  ending March 31, 2004. All results are reported on a diluted basis.

"Home Properties'  results in the first quarter of 2004 were very positive in an operating  environment that is still challenging,  but appears to be improving,"
said Edward J. Pettinella,  President and CEO. "During the first quarter we were successful in acquiring  $140 million of apartment  communities  in key markets.
Occupancy  improved and same-property  revenues increased for the fourth quarter in a row.  Home  Properties  again should rank very high in the  apartment  REIT sector  based on per share  growth in both net  operating  income and funds from operations.  We continue to believe these  results  reflect the soundness of our repositioning business strategy and solid geographic markets."

Earnings  per share  ("EPS") for the quarter  ended March 31, 2004 was $0.14 per share, equal to the $0.14 per share for the prior-year quarter.

For the quarter ended March 31, 2004,  Funds From  Operations  ("FFO") was $30.6
million,  or $0.62 per share, as compared to $28.4 million,  or $0.60 per share, for the quarter ended March 31,  2003.  These results equate to an 8.0% increase in total FFO from the  comparable  prior-year  period,  or a 2.9%  increase on a per-share basis.  Per share results exceeded  analysts' mean estimates by $0.01, as  reported  by First  Call.  A  reconciliation  of FFO to GAAP net  income  is included in the financial data accompanying this press release.

First Quarter Operating Results
-------------------------------

For the  first  quarter  of 2004,  same-property  comparisons  (for  145  "Core"
properties  containing  40,216  apartment  units  owned  since  January 1, 2003)
reflected an increase in rental revenues of 5.2% as compared to the same quarter a year ago. Net  operating  income  ("NOI")  reflected a 2.6%  increase from the first quarter of 2003.  Property  level  operating  expenses  increased by 8.5%, primarily  due to  increases  in repairs and  maintenance,  personnel,  property insurance, and real estate taxes, offset by a reduction in snow removal costs.

Average  economic  occupancy for the Core  properties was 93.5% during the first quarter of 2004, up from 91.1% during the first quarter of 2003. Average monthly rental rates increased 2.4% to $927 as compared to the year-ago period.

On a sequential  basis compared to the 2003 fourth quarter  results for the Core properties,  total revenues were up 0.5% in the first quarter of 2004,  expenses were up 9.3%, and net operating income was down 5.9%. Average economic occupancy was up 0.2% from the fourth quarter, with average monthly rents 0.3% higher. The expense increase in the first quarter compared to the fourth quarter  represents typical  seasonality  from increased  natural gas and snow removal costs. If the first quarter  expenses are adjusted to remain constant with fourth quarter 2003 expenses for these two line items,  expenses  would be down 0.1% and  sequential
NOI results would have increased 1.0%.

Occupancies for the 2,008 net apartment  units acquired  between January 1, 2003 and March 31,  2004 (the "Recently Acquired  Communities") averaged 90.0% during the first quarter of 2004, at average monthly rents of $1,166.

Acquisitions and Dispositions
-----------------------------

During the first quarter, the Company announced several  acquisitions,  adding a total  of  seven  apartment  communities  in four  unrelated  transactions.  The acquisitions  consisted  of a portfolio  of four  apartment  communities  in New
Jersey with a total of 534 units,  two apartment  communities in Maryland with a total of 468 units, and one apartment community in Massachusetts with 276 units.
The total purchase price of $140.7 million,  including closing costs, equated to an average of $110,000 per  apartment.  Consideration  included $61.4 million of assumed debt (fair market value of $69.8  million),  $67.4 million in cash,  and
$11.9  million of Operating  Partnership  Units in Home  Properties,  L.P.  ("OP
Units") (fair market value of $12.1 million).  The OP Units are exchangeable for shares of HME common stock on a one-for-one  basis.  For purposes of determining the  number  of OP Units  issued,  a value of  $39.00  per unit was set when the transaction was negotiated.  The weighted average first year capitalization rate projected on these acquisitions is 6.8%.

Pettinella said,  "Acquiring  properties in our existing markets has become much more competitive  with many more buyers  interested in a finite number of deals.
To  accelerate  earnings  growth,  Home  Properties  anticipates  entering a new geographic market,  Southeast  Florida,  which we believe is an excellent market with similar  characteristics  to our existing  markets and is a market in which our strategy of upgrading and repositioning mature garden apartment  communities will be equally as successful."

Home  Properties'  most recent prior entry into a new  geographic  market was in
June, 2002 when it acquired a garden apartment community in Waltham, a suburb of
Boston, Massachusetts.

Update on Sale of Affordable Properties
---------------------------------------

In the fourth quarter of 2002, the Company  decided to sell virtually all of the
assets   associated  with  its  general  partner  interests  in  the  affordable properties to focus solely on the direct ownership and management of market rate apartment communities. At that time, the Company announced its intention to sell the assets, which include principally loans,  advances and management contracts, in three phases.  The sales of Phase I and Phase II were  completed in 2003. The buyer of Phase III, which  consists of the Company`s  interest in 38 Upstate New
York, Ohio and Maryland properties, concluded due diligence, which resulted in a
$945,000 reduction in the sales price to $5.8 million.  The Company has recorded an  impairment  charge in the first  quarter of 2004 for this $945,000 to reduce the assets in Phase III to fair market value.  The Company is working  towards a closing on Phase III by June 30, 2004.  It is possible  that  certain  approvals will not be granted by this date,  pushing the closing into the third quarter of
2004.

In  addition  to the  sale of Phase  III,  the  Company  is  exploring  options, including sale, for its interests in one additional  property (two partnerships)
of 1,072 units. If a sale is the chosen course of action, it is anticipated that closing will not occur before the end of 2004.

In the first quarter of 2004, the Company recorded a total impairment  charge of
$1,600,000.  Of this  charge,  $945,000  was for the  Phase III  purchase  price adjustment  as explained  above.  The remaining  balance of $655,000  represents impairments  of cash advances  reflected in both Equity in earnings  (losses) of unconsolidated  affiliates  ($484,000)  and Impairment of assets held as general partner ($171,000).

In  conformity  with current  NAREIT  guidelines,  the losses from real property general partner  investments of $945,000 reflected in the impairment charges are not included in reported FFO results for the quarter  ended March 31, 2004.  The cash advance impairments referenced are included as a charge to FFO.

FASB  Interpretation  No. 46,  Consolidation of Variable Interest Entities ("FIN
46") is effective as of March 31, 2004.  Home  Properties is the general partner in approximately 41 limited partnerships at this date. The Company accounted for its  investment  in these  partnerships  through March 30, 2004 using the equity method of accounting.  The Company has made a determination  that all 41 limited partnerships are Variable Interest Entities.  The Company has further determined that  it is the  primary  beneficiary  in 34 of  the  limited  partnerships  and therefore  consolidated these entities effective March 31, 2004. Home Properties determined  that  it is  not  the  primary  beneficiary  in  seven  partnerships syndicated  under U.S.  Department  of  Housing  and Urban  Development  subsidy programs.  These seven  investments  will continue to be accounted for under the equity method.

The effect on the  consolidated  statement  of  operations  is a charge,  net of minority interest, of $321,000 which is reflected as Cumulative effect of change in accounting  principle.  In conformity  with current NAREIT  guidelines,  this charge is not included in reported  FFO results for the quarter  ended March 31,
2004.

The effect on the  consolidated  balance sheet is an increase in Total assets of
$164.2 million,  an increase in Total liabilities of $134.5 million, an increase in Minority interest of $30.0 million, and a decrease in Stockholders' equity of
$321,000. A schedule has been added to the supplemental information to provide a balance  sheet  before the effect of FIN 46, the effect of  consolidating  these entities, and the resulting balance sheet, as reported.

As described above, the Company anticipates closing on Phase III towards the end of the second quarter or into the third quarter of 2004. The Company anticipates reporting operating earnings,  interest, and depreciation  associated with these entities during the second quarter of 2004 under Discontinued operations.  These properties will therefore not be included on the  consolidated  balance sheet at
June 30, 2004 assuming the sale closes as planned. The net result from FIN 46 on a  go-forward  basis will have  little to no effect to the  reported  results of operations.  In addition, a phase out of consolidated amounts as reported on the balance sheet will occur as properties are sold.

Capital Markets Activities
--------------------------

During the first  quarter of 2004,  the Company  raised $7.9  million by issuing additional  shares (at an average  cost of $39.17 per share)  under its Dividend
Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $6.2 million was from reinvested dividends and $1.7 million from optional cash purchases.  No shares were repurchased  during the quarter,  although the Company  continues to have Board  authorization to buy back up to approximately  3.1 million shares of its common stock or Operating Partnership Units.

As of March 31, 2004, the Company's ratio of debt-to-total market capitalization was 41.9%,  with $71 million  outstanding on its $115 million  revolving  credit facility  and $7 million of  unrestricted  cash on hand.  Mortgage  debt of $1.4 billion was  outstanding,  at fixed rates of  interest  averaging  6.3% and with staggered maturities  averaging  approximately 8 years. The percentages and loan balances are prior to FIN 46  consolidations  on the balance  sheet to provide a better  comparison  to the December 31, 2003 balance  sheet.  Interest  coverage averaged 2.5 times during the quarter and the fixed charge ratio, which includes preferred dividends, averaged 2.3 times.

The Company estimates its net asset value ("NAV") per share at March 31, 2004 to range from $43.69 to $34.57 based on capitalizing, at rates from 7.25% to 8.25%, the total of the annualized and seasonally  adjusted fourth quarter property net operating income,  plus a 4% growth factor,  minus a management fee. The Company believes the lower cap rate reflects current market conditions, while the higher cap rate represents a longer-term theoretical cap rate.

Outlook
-------

The Company  increased  the low end of its range of FFO per share  guidance  for
2004 by $0.01 to $2.85, maintaining the high end of the range at $2.94. Based on management's current assessment of economic, market and operating conditions for the balance of the year,  the ranges for second and third quarter  guidance have shifted slightly.  Quarterly guidance is now as follows: second quarter $0.74 to
$0.76; third quarter $0.77 to $0.80; fourth quarter $0.73 to $0.76.  Assumptions
used  for  the  projections   are  included  with  the  published   supplemental
information and will be discussed on the conference call today.

Conference Call
---------------

The Company will conduct a conference  call and  simultaneous  Webcast  today at
11:00 AM Eastern Time to review the  information  reported in this  release.  To listen to the call, please dial  800-547-9328  (International  212-748-2701).  A replay of the call will be available by dialing 800-633-8284 or 402-977-9140 and entering 21164171.  Call replay will become available beginning at approximately
1:00 PM Eastern Time and continue  until  approximately  1:00 PM on May 5, 2004.
The Company Webcast, which includes a slide presentation, will be available live and  archived  by 2:30 PM  through  the  "Investors"  section  of our Web  site,
homeproperties.com, under the heading, "Financial Information."

The Company expects to announce second quarter 2004 results on Friday, August 6,
2004 and host a conference call to discuss these results at 11:00 AM that day.

The Company produces  supplemental  information that provides details  regarding property  operations,  other  income,  acquisitions,  sales,  market  geographic breakdown,  debt, and net asset value. The supplemental information is available via the Company's Web site or via facsimile upon request.

This press release  contains  forward-looking  statements.  Although the Company believes expectations reflected in such forward-looking  statements are based on reasonable  assumptions,  it can give no assurance that its expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions, the weather and other conditions that
might  affect  operating  expenses,   the  timely  completion  of  repositioning
activities within anticipated  budgets,  the actual pace of future  acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties is the sixth largest  publicly traded  apartment  company in the
United  States.  A real  estate  investment  trust with  operations  in selected
Northeast,  Midwest,  and  Mid-Atlantic  markets,  the Company  owns,  operates, acquires, and rehabilitates  apartment communities.  Currently,  Home Properties operates 201 communities  containing  49,272 apartment  units. Of these,  42,224 units in 154  communities  are owned  directly by the  Company;  4,746 units are partially owned and managed by the Company as general  partner,  and 2,302 units are managed for other owners.  For more  information,  view Home Properties' Web site at homeproperties.com.

Tables to follow.

                                  Avg. Economic
     First Quarter Results           Occupancy         Q1 '04              Q1 '04 vs. Q1 '03
     ---------------------    --------------------    --------     -----------------------------
                                                       Average
                                                       Monthly    % Rental    % Rental
                                                         Rent/        Rate     Revenue      % NOI
                              Q1 '04        Q1 '03    Occ Unit      Growth      Growth     Growth
                              ------        ------    --------      ------      ------     ------

Core Properties(a)             93.5%         91.1%     $   927        2.4%        5.2%       2.6%

Acquisition Properties(b)      90.0%            NA      $1,166         NA          NA         NA
                               ----                     ------

TOTAL PORTFOLIO                93.4%         91.1%     $   934         NA          NA         NA

(a)  Core Properties  includes 145 properties with 40,216  apartment units owned throughout 2003 and 2004.

(b)  Reflects 9 properties  with 2,008  apartment  units acquired  subsequent to
     January 1, 2003.

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                      Three Months Ended
                                                                           March 31
                                                                           --------
                                                                        2004          2003
                                                                        ----          ----
Rental income                                                       $108,526      $100,183
Other income - property related                                        4,054         3,596
Interest and dividend income                                             152           155
Other income                                                             465         1,199
                                                                    --------       -------
     Total revenues                                                 $113,197       105,133
                                                                    --------       -------
Operating and maintenance                                             54,232        48,651
General and administrative                                             4,725         5,119
Interest                                                              21,332        20,946
Depreciation and amortization                                         21,711        18,815
Prepayment penalties                                                     196         1,349
Impairment of assets held as General Partner                           1,116           427
                                                                    --------       -------
     Total expenses and charges                                      103,312        95,307
                                                                    --------       -------
Income from operations                                                 9,885         9,826
Equity in earnings of unconsolidated affiliates                     (538)      (740)
                                                                    --------       -------
Income (loss) before minority interest, discontinued
     operations                                                        9,347         9,086
Minority interest                                                      2,468         2,052
                                                                    --------       -------
Income from continuing operations                                      6,879         7,034
                                                                    --------       -------
Discontinued operations
     Income from operations, net of minority interest                      -        (96)
     Gain (loss) on disposition of property, net of minority
     interest                                                       (13)          451
                                                                    --------       -------
Discontinued operations                                             (13)          355
                                                                    --------       -------
Income before gain (loss) on sale of property                          6,866         7,389
Gain (loss) on sale of property, net of minority interest           (67)            -
                                                                    --------       -------
Income before cumulative effect of change in accounting
principle                                                              6,799         7,389
Cumulative effect of change in accounting principle, net of minority
      interest                                                          (321)            -
                                                                    --------       -------
Net Income                                                             6,478         7,389
Preferred dividends                                                 (1,898)      (3,518)
                                                                    --------       -------
Net income available to common shareholders                         $  4,580       $ 3,871
                                                                    ========       =======

Reconciliation from net income available to common shareholders to Funds From Operations:

Net income available to common shareholders                         $  4,580      $  3,871
Preferred dividends - convertible preferred stock                        548         2,168
Real property depreciation and amortization                           21,151        18,444
Real property depreciation -  unconsolidated                             543           549
Impairment on general partner investment - real estate                   945             -
(Gain) loss on disposition of property -  real estate                     50             -
Minority Interest                                                      2,468         2,052
Minority Interest - income from discontinued operations                    -      (55)
Impairment of real property, included in income from
operations of disposed property, before minority interest                  -           423
(Gain) Loss on disposition of property - discontinued operations          13      (451)
Loss from early extinguishment of debt in connection with sale
      of real estate                                                       -         1,349
Cumulative effect of change in accounting principle                  __  321             -
                                                                    --------       -------
FFO(1)                                                              $ 30,619       $28,350
                                                                    ========       =======

Weighted average shares/units outstanding:
     Shares - basic                                                 32,321.9      27,534.5
     Shares - diluted                                               32,874.6      27,731.6
     Shares/units - basic(2)                                        48,340.8      43,606.3
     Shares/units - diluted(2)                                      48,893.5      43,803.4
Per share/unit:
     Net income - basic                                               $.14           $.14
     Net income - diluted                                             $.14           $.14
     FFO - basic(3)                                                   $.62           $.60
     FFO - diluted(4)                                                 $.62           $.60
     AFFO(5)                                                          $.50           $.47
     Common dividend paid                                             $.62           $.61

(1)  Pursuant to the revised  definition of Funds From Operations adopted by the
     Board of Governors of the National  Association  of Real Estate  Investment
     Trusts  ("NAREIT"),  FFO is defined as net income  (computed in  accordance with  accounting  principles  generally  accepted  in the United  States of
     America  ("GAAP"))  excluding gains or losses from  disposition of property
     (including loss associated with early  extinguishment of debt in connection with the sale) or non-cash real estate impairment charge, minority interest
     and  extraordinary  items  plus  depreciation  from  real  property.   This
     presentation  assumes the conversion of dilutive  common stock  equivalents and convertible preferred stock. Other similarly titled measures may not be calculated in the same manner.

(2)  Basic includes common stock outstanding plus operating partnership units in
     Home Properties,  L.P., which can be converted into shares of common stock.
     Diluted includes additional common stock equivalents.

(3)  FFO as  computed  for basic is gross FFO of $30,619 and $28,350 in 2004 and
     2003, respectively, less convertible preferred dividends of $548 and $2,168 in 2004 and 2003,  respectively,  resulting in FFO for basic of $30,071 and
     $26,182 in 2004 and 2003, respectively.

(4)  FFO as computed for diluted is basic FFO of $30,071 and $26,182 in 2004 and
     2003, respectively. Series D (in 2004) and Series C-E (in 2003) convertible cumulative  preferred  stock is  anti-dilutive  during the first quarter of
     2004 and 2003.

(5)  Adjusted  Funds From  Operations  ("AFFO")  is defined as gross FFO less an
     annual   reserve  for   anticipated   recurring,   non-revenue   generating
     capitalized  costs of $525 per apartment unit. AFFO is computed by reducing gross FFO for each  period by the share of annual  reserve  for each period of: $5,442 for first  quarter 2004 and $5,443 for first  quarter 2003.  The resulting sum is divided by the weighted average  shares/units on a diluted basis to arrive at AFFO per share/unit.

                              HOME PROPERTIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                   March 31, 2004     December 31, 2003
                                                   --------------     -----------------
Real estate                                            $3,140,079            $2,752,992
Accumulated depreciation                               (415,316)           (330,062)
                                                       ----------            ----------
Real estate, net                                        2,724,763             2,442,930
Cash and cash equivalents                                   7,104                 5,103
Cash in escrows                                            48,295                39,660
Accounts receivable                                         4,660                 4,437
Prepaid expenses                                           19,427                18,184
Investment in and advances to affiliates                       48                 5,253
Deferred charges                                           14,275                 9,057
Other assets                                                7,621                 8,693
                                                       ----------            ----------
Total assets                                           $2,826,193            $2,513,317
                                                       ==========            ==========
Mortgage notes payable                                  1,575,406             1,380,696
Line of credit                                             71,000                     -
Other liabilities                                          68,800                60,814
                                                       ----------            ----------

Total liabilities                                       1,715,206             1,441,510

Minority interest                                         357,376               330,544
Series B convertible preferred stock                                                  -
Stockholders' equity                                      753,611               741,263
                                                       ----------            ----------

Total liabilities and stockholders' equity             $2,826,193            $2,513,317
                                                       ==========            ==========

Total shares/units outstanding:

Common stock                                             32,689.1              31,966.2
Operating partnership units                              16,024.2              15,974.7
Series D convertible cumulative preferred stock*            833.3                 833.3
                                                       ----------            ----------
                                                         49,546.6              48,774.2

*Potential common shares

                                      # # #

For further information:

    David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
    Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237